EXHIBIT 99

102 E. Front St., Monroe, MI 48161

PRESS RELEASE

July 25, 2019

MBT Financial Corp. Announces Preliminary Second Quarter 2019 Highlights and Dividend Increase

Monroe, Mich. – MBT Financial Corp. (NASDAQ: MBTF), the parent company of Monroe Bank & Trust, reported a preliminary second quarter 2019 profit of $6,337,000, or $0.27 per share (basic and diluted). This represents a 28.1% increase compared to the $4,945,000 ($0.22 per share, basic, and $0.21 per share, diluted) recorded in the second quarter of 2018.

The company also announced that it will pay a quarterly dividend of $0.11 per common share on August 15, 2019 to shareholders of record as of August 8, 2019. This is an increase of $0.01 per share compared to the regular dividend paid in the same quarter last year.

The Net Interest Income for the second quarter of 2019 increased $1,024,000, or 9.5% compared to the second quarter of 2018 as the Net Interest Margin improved from 3.65% to 3.87%. Non-interest income in the second quarter of 2019 included a gain of $517,000 from a Bank Owned Life Insurance claim. Excluding the BOLI claim in the second quarter of 2019 and gains on the sales of Other Real Estate Owned in the second quarter of 2018, non-interest income increased 1.4%, from $3,886,000 to $3,942,000. Non-interest expense decreased $645,000, or 7.0%, in part because we have begun to achieve some of the cost reductions expected due to our upcoming merger with First Merchants Bank. Excluding the BOLI claim, net income for the second quarter of 2019 was $5,820,000, or $0.25 per share, basic and diluted.

Total assets of the company decreased $10.3 million, or 0.8%, compared to December 31, 2018, to $1.327 billion. Capital increased $7.8 million during the first half of 2019, total loans increased $0.3 million, and total deposits decreased $11.9 million, or 1.0%. The loan pipeline remains strong at $77 million, and the amount of unfunded loan commitments increased from $131 million at the end of 2018 to $139 million at the end of the second quarter of 2019.

H. Douglas Chaffin, President and CEO, commented, “We are making good progress toward closing our previously announced merger with First Merchants Corporation headquartered in Muncie, Indiana. The merger was announced in October, 2018 and is expected to close during the third quarter of 2019. This merger will provide tremendous benefits to our customers, shareholders and communities, and we look forward to continuing the legacy of exceptional customer service, local responsiveness, and strong community engagement that has defined Monroe Bank and Trust for 160 years.”

About the Company:

MBT Financial Corp. (NASDAQ:MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust. Founded in 1858, Monroe Bank & Trust helps customers’ remarkable stories unfold through an uncommon, optimistic culture. As one of the largest community banks in Southeast Michigan, with over $1.3 billion in assets, this full-service bank offers a complete range of business and personal accounts, mobile and online banking, offices and ATMs across Monroe and Wayne Counties, credit and mortgage options, investment and retirement services and award-winning community outreach. The bank believes in its customers, helping them with everything from day-to-day needs to long-term goals, and is ranked fourth among all Michigan banks for total trust assets. The bank believes in its communities, supporting over 300 organizations with sponsorships and also more than 8,000 employee volunteer hours through the Monroe Bank & Trust ENLIST Volunteerism program. The bank believes in the power of knowledge, helping thousands of students and adults thrive through the Monroe Bank & Trust Financial Education program. Monroe Bank & Trust is proud to be a trusted partner to communities and clients, and an employer of choice. We are Monroe Bank & Trust, and we believe in the story of you.

On October 10, 2018, the Company announced that it signed a definitive agreement to merge with First Merchants Corporation (NASDAQ: FRME), headquartered in Muncie, Indiana. The merger is expected to close in the third quarter of 2019, so the Company will not be providing its typical detailed earnings announcement and investor conference call. First Merchants announced their second quarter results and hosted a conference call earlier today. For information about First Merchants and the merger, and to access a replay of their call, please see the Investor Relations link on www.firstmerchants.com.

For more information about Monroe Bank & Trust, visit www.monroe.bank or contact:

Doug Chaffin	John Skibski
President & CEO	Executive Vice President & CFO
(734) 384-8123	(734) 242-1879
doug.chaffin@monroe.bank	john.skibski@monroe.bank

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended June 30,		Six Months Ended June 30,
Dollars in thousands (except per share data)	2019	2018	2019	2018

Interest Income
Interest and fees on loans	$9,714	$8,736	$19,285	$16,953
Interest on investment securities-
Tax-exempt	171	443	467	847
Taxable	380	2,087	1,554	4,297
Interest on balances due from banks	2,213	58	3,422	183
Total interest income	12,478	11,324	24,728	22,280

Interest Expense
Interest on deposits	557	400	1,125	814
Interest on borrowed funds	64	91	128	97
Total interest expense	621	491	1,253	911

Net Interest Income	11,857	10,833	23,475	21,369
Provision For (Recovery Of) Loan Losses	-	-	-	(100)

Net Interest Income After
Provision For (Recovery Of) Loan Losses	11,857	10,833	23,475	21,469

Other Income
Income from wealth management services	1,197	1,178	2,358	2,363
Service charges and other fees	855	955	1,677	1,901
Debit Card income	799	786	1,500	1,506
Net gain on sales of securities	-	(1)	(11,646)	(102)
Net gain (loss) on other real estate owned	4	517	13	536
Origination fees on mortgage loans sold	119	92	188	154
Bank Owned Life Insurance income	851	349	1,189	702
Other	634	527	1,293	1,127
Total other income	4,459	4,403	(3,428)	8,187

Other Expenses
Salaries and employee benefits	5,305	5,371	11,369	11,333
Occupancy expense	654	620	1,383	1,341
Equipment expense	896	874	1,809	1,667
Marketing expense	189	467	481	844
Professional fees	459	592	1,302	1,186
EFT/ATM expense	297	288	588	547
Other real estate owned expense	4	21	26	36
FDIC deposit insurance assessment	91	92	180	199
Bonding and other insurance expense	73	137	502	269
Telephone expense	78	74	158	149
Other	495	650	1,053	1,407
Total other expenses	8,541	9,186	18,851	18,978

Profit Before Income Taxes	7,775	6,050	1,196	10,678
Income Tax Expense	1,438	1,105	-	1,831
Net Profit	$6,337	$4,945	$1,196	$8,847

Basic Earnings Per Common Share	$0.27	$0.22	$0.05	$0.39

Diluted Earnings Per Common Share	$0.27	$0.21	$0.05	$0.38

Dividends Declared Per Common Share	$0.10	$0.07	$0.20	$0.73

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
Dollars in thousands	June 30, 2019	December 31, 2018

Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$16,934	$17,058
Interest bearing	321,684	34,784
Total cash and cash equivalents	338,618	51,842

Interest Bearing Time Deposits in Other Banks	100	10,796
Securities - Available for Sale	116,440	401,613
Equity Securities	7,478	7,415
Loans held for sale	-	488

Loans	769,413	768,660
Allowance for Loan Losses	(7,623)	(7,771)
Loans - Net	761,790	760,889

Accrued interest receivable and other assets	15,445	16,743
Other Real Estate Owned	27	692
Bank Owned Life Insurance	59,313	59,563
Premises and Equipment - Net	27,336	26,850
Total assets	$1,326,547	$1,336,891

Liabilities
Deposits:
Non-interest bearing	$309,309	$297,704
Interest-bearing	861,691	885,206
Total deposits	1,171,000	1,182,910

Federal Home Loan Bank advances	10,000	10,000
Accrued interest payable and other liabilities	10,110	16,314
Total liabilities	1,191,110	1,209,224

Shareholders' Equity
Common stock (no par value)	23,658	23,453
Retained Earnings	110,510	113,921
Accumulated other comprehensive loss	1,269	(9,707)
Total shareholders' equity	135,437	127,667
Total liabilities and shareholders' equity	$1,326,547	$1,336,891